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Constellation Brands Concurs With Partners
in Decision to Forego Chalone

FAIRPORT, N.Y., Dec. 20, 2004 - Constellation Brands announced today that it supports the decision made by its joint venture partners, Domaines Barons de Rothschild (Lafite) and Huneeus Vintners LLC, not to match a competing offer submitted for the purchase of The Chalone Wine Group, Ltd. (NASDAQ: CHLN) at $14.25 per share.

“We are disciplined buyers and see no reason to bid up the price of Chalone,” commented Richard Sands, Constellation Brands chairman and chief executive officer. “There are many other opportunities that we can explore with our joint venture partners, and we will. It is our desire to work together with our long-time friends at Huneeus Vintners, as well as our new friends at DBR, to create a new California fine wine portfolio in the near future.”

On Oct. 30, 2004, DBR signed a merger agreement with The Chalone Wine Group to purchase the latter for $11.75 per share, which was approved by the Chalone board of directors, following a recommendation for such approval by the special committee of independent directors formed to review and evaluate the proposed offer. The offer would have resulted in DBR taking Chalone private and the subsequent formation of a joint venture with Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) and Huneeus Vintners LLC, to produce fine California wines.

DBR, owned by the Rothschild family and Chateau Lafite Rothschild, owns and operates a prestigious set of wine properties in France, Chile, Portugal and Argentina, which produce and sell a selection of ultra premium and luxury wines.

Huneeus Vintners LLC, owned by The Huneeus Family, and founded by Agustin Huneeus, is a privately held wine company in Napa, Calif., owning the Quintessa Estate and other vineyard properties. Agustin Huneeus has based his successful career in the wine industry on his belief that “Great wines are a reflection of place.” He and his wife Valeria purchased the 280-acre Quintessa property in 1990 and developed Quintessa into a world-class wine estate.

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Constellation Brands is also the largest fine wine company in the United States. Well-known brands in Constellation’s beverage alcohol portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Franciscan Oakville Estate, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn. For more information about Constellation Brands and its products, visit the company’s Web site at www.cbrands.com.

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